Nov. 30, 2000


Dear Shareowners:

As part of our efforts to be more open and communicative, your board of directors has asked me as Chairman to update you personally on events at Rentrak since the change of control vote at the Rentrak Annual Shareowners Meeting on Sept. 19th. At the meeting, shareowners overwhelmingly approved a proposal to replace the previous board with an entirely new one consisting of Cecil D. Andrus, George H. Kuper, Joon S. Moon, James G. Petcoff, and Paul A. Rosenbaum.

Each member of the new board received more than 60 percent of the votes cast at the meeting. Subsequently, I was elected as Chairman and installed as Chief Executive Officer of Rentrak. On behalf of the board, I want to thank each of you who voted for the new board members and express our appreciation for the confidence and trust you have placed in us. Each of us has accepted your mandate to be more responsive to shareowners and to increase the value of your investment in Rentrak. For myself, I want to assure you of my commitment to increasing shareholder value.

Working with and through Rentrak's management structure, we intend to provide the strategic vision for the company and then make sure that the vision is implemented. Our vision includes the following:

o Install strict financial controls;
o Add the  products of more  studios for  distribution  through  PPT;
o Increase transaction  processing and auditing work for studios;
o Add more retail stores to the PPT network;
o Grow 3PF revenues;
o Separate 3PF from Rentrak;
o Leverage existing  software  into new markets or new sectors;  and
o Fully utilize human resources.

Financial Controls

One of our very first acts as a new board was to discontinue the Retailer Loan Program that has been so costly to Rentrak over the years in terms of write-offs. Though we took some additional write-offs during the quarter just ended, we do not expect to see further red ink from this program. We are no longer in the lending business at Rentrak.

We have reinforced other financial controls and going forward intend to tightly manage credit as well as selling, general and administrative (SG&A) expenses. To be specific we have already cut SG&A expenses by $100,000 per month since October of 2000.

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New Studio

Recently, we announced signing an agreement adding the video rental products of Artisan Home Entertainment to Rentrak's PPT system in the United States. Rentrak will begin distributing Artisan's titles to its customer base in January. Artisan titles are popular with home video consumers and will add depth to an expected strong slate of titles in the January-March quarter. An important additional feature of the agreement names Rentrak as Artisan's processor and auditor of data for certain video retail chains that receive rental products directly from Artisan on a revenue-sharing basis.

We are optimistic about signing other studio agreements in the future.

Processing and Auditing

You have probably read press reports indicating that Warner Home Video recently selected Rentrak as a provider of revenue-sharing information processing and auditing services for Warner's new Rental Direct program, which makes all Warner home video products available directly to video rental outlets. When a retailer chooses a revenue-sharing option, all rental and used sale data must be captured and processed to accurately apportion both the studio's and the retailer's share of the revenues generated for each copy of a rental title.

Rentrak will process data and provide auditing services on Warner's behalf for video retailers that elect to revenue share through Rentrak for Warner product and for other video retail chains, including Blockbuster, Hollywood Entertainment, Movie Gallery and Hastings. Because Warner is a premier provider of home video products, this opportunity is expected to have a positive incremental effect on both revenues and earnings.

Also, we expect a number of new retail outlets to join PPT in order to receive Warner products on a revenue-sharing basis, giving us an opportunity to also cross-sell other PPT titles to these new stores.

Add Retail Stores

Video rental retailing continues to be very competitive. Revenue sharing through Rentrak remains the best method for video specialty outlets and grocery store video departments to obtain low-cost video rental products to drive consumer traffic and ensure profitability. As we move forward, we intend to capture a significant number of rental outlets that have never used PPT. We have re-focused our sales efforts and the financial incentives we offer our sales staff to not just sign new stores, but to sign high quality new stores that order PPT products immediately and pay their bills on time.

Grow 3PF Revenues

3PF currently operates two distribution centers--one on the grounds of Airborne's private air park in Wilmington, Ohio and one in Grove City, Ohio. Soon after we complete the important Holiday season, we intend to move our Wilmington operations from our current 102,000 square-foot building to a new building that also is in the air park. The new building better suits our needs, allows for more automation and is somewhat larger at 120,000 square feet.

Soon after the first move has been completed, we intend to move out of the facility in Grove City to a new building in Obetz, Ohio. The current Grove City location contains 220,000 square feet, but has a short-term lease. The new building being built by our same landlord contains 388,000 square feet and is better suited to our needs.

In other words, over the course of the next several months, we expect to move from a total of approximately 322,000 square feet of distribution center space to more than a half-million square feet of space. These moves will allow us to meet the expansion needs of current clients and add new ones. The most recent quarter produced a 165 percent increase in 3PF revenues, and we want to keep that momentum going.

In the last 60 days we have changed management's goal from focusing on increasing revenue to more emphasis on profitability. Contracts with several customers have been reworked and our marketing effort has been refined from a "shotgun" approach to more select targeted marketing.

Separate 3PF from Rentrak

We believe that establishing 3PF as a separate, independent company is the best way to maximize shareowner value for Rentrak and 3PF. We continue to explore ways to accomplish this goal. We anticipate that Rentrak will continue to fund the growth and development of 3PF for some time.

Leverage Existing Software

Rentrak's proprietary software for capturing, storing, analyzing and reporting rental and used sales data is the core of our PPT business. That same software has been transferred with some modifications into other markets in Canada, the United Kingdom and Brazil. We believe it has potential application in several other international markets as well.

We also believe that this software has further application in the home entertainment industry for processing transaction data for the online delivery of movies. Though currently in their infancy, video on demand (VOD) and video streaming through the Internet both likely will be done on a revenue-sharing basis and require a processor and auditor of data for the studios.

Thinking outside the box, we also believe that the software developed for video retailers may have applications in other retail sectors that would benefit from aggregating and reporting data for management analysis and decision making.

The very powerful online software suite, "Essentials," that we have developed for 3PF also may have value for other business sectors.

We will be exploring opportunities to capitalize on our investments in technology and report back to you on developments as they occur.

Human Resources

One of the most pleasing discoveries we have made to date at Rentrak is a talented work force poised to respond to new leadership. Rentrak's management team and the members of the work force have responded very favorably to the new direction we have outlined. Applying their collective skills and abilities toward a vision of improved performance for Rentrak provides a solid platform for future success.

The previous few months at Rentrak had been very difficult for employee morale. With a proxy fight and fear of layoffs overshadowing daily activities, morale was at a low when we took over. Since September 19th , there have been no layoffs, and we are proud that the steps we have taken to improve morale have been quite successful to date.

We reported our fiscal second quarter results on Nov. 9th,, which included a net loss of $9.6 million. We experienced a number of one-time events that adversely impacted our financial performance. Write-offs during the quarter for discontinuing the Retailer Loan Program amounted to a total of $6.1 million. The proxy contest during the second quarter that resulted in the election of the new board produced expenses of $2.4 million and included costs for legal, proxy solicitation and severance payments to the company's former chairman and chief executive officer. Also, the company recorded a net loss of $0.5 million on the sale of 200,000 shares of Hollywood Entertainment Corp. stock that it acquired in January of this year as part of the settlement of a lawsuit with Hollywood.

As a board, we certainly were disappointed with our company's performance during the quarter; however, we believe that we have turned the corner and anticipate a profitable third quarter that ends on Dec. 31st. On behalf of our employees, I invite current and future suppliers, customers and investors to join with us in our steps toward future success.

Sincerely,




Paul A. Rosenbaum
Chairman and Chief Executive Officer